Exhibit 3.3

CERTIFICATE OF SECRETARY

OF

AMENDMENT OF BYLAWS

OF

RBB BANCORP

I, Pei-Chin (Peggy) Huang, hereby certify:

1.I am the Corporate Secretary of RBB Bancorp.

2.Section 3.2 of ARTICLE III of the Bylaws of RBB Bancorp is hereby amended to read in full as follows:

"3.2 NUMBER OF DIRECTORS

The authorized number of directors of the corporation shall be not less than eight (8) nor more than fifteen (15) (which in no case shall be greater than two times the stated minimum minus one), and the exact number of directors shall be twelve (12) until changed, within the limits specified above, by a resolution amending such exact number, duly adopted by the Board of Directors or by the shareholders. The minimum and maximum number of directors may be changed, or a definite number may be fixed without provision for an indefinite number, by a duly adopted amendment to the Articles of Incorporation or by an amendment to this Bylaw duly adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, that an amendment reducing the fixed number or the minimum number of directors to a number less than five (5) cannot be adopted if the votes cast against its adoption at a meeting, or the shares not consenting in the case of an action by written consent, are equal to more than sixteen and two-thirds percent (16 2/3%) of the outstanding shares entitled to vote thereon.

No reduction of the authorized number of directors shall have the effect of removing any director before that director's term of office expires.”

3.The foregoing is a true and correct copy of an amendment of the Bylaws of RBB Bancorp as approved by the Board of Directors of RBB Bancorp at a meeting held on May 23, 2018 at San Gabriel, California, and by a majority of the issued and outstanding shares of RBB Bancorp at the annual shareholders meeting held on May 23, 2018.

4.The foregoing amendment is in full force and effect, and it has not been revoked or rescinded as of the date hereby.

IN WITNESS WHEREOF, I have hereupon subscribed my name this 23rd day of May, 2018.

/s/	Pei-Chin (Peggy) Huang
Pei-Chin (Peggy) Huang
Corporate Secretary